Exhibit 99.2

Under Armour: Fourth Quarter 2008 Earnings Call (Brad Dickerson)

Thanks, David. With Kevin and David having taken you through some highlights and strategies for our business, I would now like to spend some time on our fourth quarter and full year financial results.

As you will recall, on January 14th we announced preliminary financial results for the fourth quarter of 2008 of $179 million to $180 million for net revenues and diluted earnings per share in the range of $0.16 to $0.18.

Our net revenues for the fourth quarter were up 3% year-over-year to $179.3 million. The growth was largely driven by our footwear business, which was up 36% to $9.2 million, and our licensing revenues, which were up 33% to $8.4 million. Our apparel business was essentially flat in the quarter. The U.S. wholesale apparel business was impacted by a lower level of at-once orders and increased cancellations and returns on a year-over-year basis. This was offset by growth in our direct-to-consumer channel, which was up 47% for the quarter.

For the full year, net revenues increased 20% to $725.2 million. Our apparel revenues increased 13% for the year, while our footwear business more than doubled to $84.8 million with our successful launch into the Performance Training category.

Fourth quarter gross margins were 50.7% compared with 52.0% in the prior year’s quarter. There were several puts and takes that impacted the gross margin for the quarter. The largest impact came from the higher proportion of footwear sales in the quarter, which have lower gross margins than apparel. The natural offset to this was the positive impact to gross margin from our growth in our direct-to-consumer channel. Two other factors contributed to the gross margin decline. Although our core apparel styles continued to sell-thru at full price in a tough retail environment, we initiated markdowns on some seasonal styles towards the end of the quarter. Additionally, apparel margins were impacted by a less favorable product mix.

For the full year, gross margins were 48.9% compared with 50.3% in 2007 and our previous outlook of 49.5%. The biggest impact to our gross margin on a year-over-year basis was the growth in the footwear business, which was partially offset by the growth in our higher margin direct-to-consumer channel.

Selling, general and administrative expenses were $68.1 million in the fourth quarter of 2008, or 37.9% of net revenues, compared with $62.6 million, or 35.8% of net revenues, in the prior year.

For the full year, selling, general and administrative expenses were $278.0 million, or 38.3% of net revenues, compared with $218.8 million, or 36.1% of net revenues, in the prior year. Marketing expenses increased $23.7 million in 2008 and was 13.1% of net revenues compared with 11.7% in 2007. We had previously anticipated marketing expenses to be at the high-end of the range of 12% to 13% of net revenues for 2008.

Also impacting our SG&A for the quarter and the year was an increase in our bad debt reserves. Although there are no specific items of concern, we believe the current economic conditions increase the risk in general with some of our customers. As such, we increased our bad debt reserve from $1.1 million to $4.2 million during the year.

Operating income during the fourth quarter was $22.9 million compared with $28.3 million in the prior year. Operating margin was 12.8% compared with 16.2% in the prior-year quarter. Operating income for the full year was $76.9 million, or 10.6% of net revenues, compared with $86.3 million, or 14.2% of net revenues, in the prior year.

Our operating margin for the year was impacted by the year-over-year decline in gross margins as well as SG&A deleverage. Based on the timing of investments in our business - including a greater front-loading of marketing expenses to support our Performance Training launch - we had planned for substantial operating margin leverage in the third and fourth quarters. Although we managed costs tightly in the fourth quarter, the slowdown in sales occurred late in the quarter, and we were limited in our ability to adjust spending at that point.

Below the operating income line, there are a couple of key items to address. Net Other Income and Expense is comprised of net interest expense and the impact of foreign currency. We had previously estimated Net Other Expense to be approximately $3 million for 2008 based on projected interest expense for the year as well as foreign currency impact through the third quarter. As we noted during our third quarter earnings call, although we had hedged a portion of our foreign currency exchange risk for the fourth quarter, we remained exposed to some levels of currency risk. As a result, Net Other Expense was $5.0 million during the fourth quarter versus $90 thousand in the same period of the prior year. For the full year, Net Other Expense was $7.0 million versus Net Other Income of $2.8 million in 2007. For 2009, we have expanded our hedging strategy to help us mitigate currency risk and anticipate less exposure to foreign currency exchange risk in the upcoming year.

Our effective income tax rate for 2008 was 45.3% compared with 41.0% in 2007 and our previous outlook of 42.7%. The increase in our tax rate for 2008 came as a result of two factors. First, a higher proportion of our consolidated taxable income was earned in the U.S. Second, beginning in January of 2008, the state income tax rate for Maryland – our home-base state – increased from 7.0% to 8.25%. Our effective tax rate is expected to be lower in 2009 as a result of certain tax strategies that will be implemented beginning this year.

Our resulting net income in the fourth quarter was $8.3 million compared with $16.9 million in the prior year period. Fourth quarter diluted earnings per share was $0.17 compared with $0.34 in the prior year.

Net income for the full year was $38.2 million compared with $52.6 million in 2007. Diluted earnings per share for 2008 was $0.77 compared with $1.05 in the prior year.

Now a few moments on the balance sheet. Total cash and cash equivalents at year-end were $102.0 million compared with $40.6 million at December 31, 2007. Cash, net of debt, increased $30.2 million at year-end to $56.5 million compared with cash, net debt, of $26.3 million at December 31, 2007. At the end of the year, we had $25 million drawn on our revolving credit facility. We had previously anticipated cash, net of debt, to remain relatively flat from our 2007 year-end balance. The increase was driven by the higher proportion of direct-to-consumer sales in the fourth quarter as well as more focused management of our receivables. Net accounts receivable decreased 13% on a year-over-year basis, which was below our net revenue growth for the quarter. Part of this was impacted by the increase in allowance for doubtful accounts, which was mentioned earlier.

Inventory at year-end, which included approximately $15 million of running footwear to support this Saturday’s product launch, increased 9.7% to $182.2 million compared with $166.1 million at December 31, 2007. Without running footwear, which began shipping in January, inventory growth would have been flat at year-end. Although we did not deliver inventory growth at a rate below sales growth for the fourth quarter due to the slowdown in sales, we purchased over $50 million less of inventory in a year where we grew the top line 20%. We made progress in systems and process development around inventory management in 2008, and in 2009, we are aiming for improved inventory turns. As Kevin mentioned earlier, brand integrity is top of mind for us, and we understand the important role inventory management plays here.

Our investment in capital expenditures for the year was $41 million, below our previous estimate of $44 million. We had previously stated that we expected future cap-ex to grow inline with our top line, but we are taking a more conservative approach with cap-ex as we look forward to 2009. Although we are growing our business in 2009, we are currently planning our cap-ex spend down year-over-year.

In this environment, the balance sheet is of critical focus to us and an area we continue to look to strengthen. I am pleased to announce that we have entered into a new three-year revolving credit facility. The new facility provides for an initial commitment of $180 million and replaces the existing $100 million facility. Our new credit facility strengthens our banking syndicate and increases our access to capital, and our ability to arrange this facility in the current environment is a testament to the strength of our Brand and our balance sheet.

With the uncertainty around the current environment we believe it is prudent at this time to limit any specific financial details around 2009. Although we cannot comment on how 2009 will stack up against the long-term goals we provided at Investor Day, we would like to provide some color around what we see.

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We remain confident about our business and the growth opportunities we have this year and in future years. Our excitement about this Saturday’s launch is matched with excitement from both our consumer and our retail partners. In its first year, running footwear is anticipated to be significantly larger than performance training, and the product remains allocated for 2009.

•	Our Direct-to-consumer business finished strong in 2008 and remains a growth driver in 2009.

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As David spoke to earlier, we continue to believe in the long-term opportunity of our apparel business. However, based on the trends in the fourth quarter and the limited visibility we have in the current environment, we are taking a conservative view on our U.S. wholesale apparel business in 2009.

As a growth company, we are committed to driving short-term and long-term value for our shareholders. Financial strength is critical, and as CFO for a growth company in 2009, I am focused on two things – first, the balance sheet, and second, cost controls. From a balance sheet perspective:

•	Our liquidity is strengthened with the increase in our cash position as well as the new credit facility now in place

•	We are planning our cap-ex down in a year with anticipated top line growth

•	And we’re focused on improving inventory turns in 2009

Our goal is to protect our operating margin in 2009. Our investments will be prioritized, and where we do invest, those costs will be managed tightly. We have always said that we are a culture of growth balanced with a culture of profitability and this year will be no exception.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.